Hudson Valley Holding Corp.
Half Year Report — Letter to Shareholders

Dear Friends:

The first half of 2010 presented unprecedented challenges resulting in Hudson Valley’s first quarterly loss after more than 30 years of consistent and increasing profitability.

For the six months ended June 30, 2010, we reported a net loss of $6.1 million or $(0.38) per diluted share as compared to net earnings of $6.9 million or $0.58 per diluted share for the first six months of 2009.

Economic factors that impacted our earnings
The current recession has been the worst economic downturn in decades and has especially impacted the real estate industry, which is a key focus for the Bank. Real estate values have dropped, affecting the collateral value of many loans. The value of certain real estate has experienced unprecedented declines, in some cases as much as 50%. While the Bank prides itself on its conservative lending practices, in the current environment a number of loans that we considered to be well secured three years ago are now under water.

The Bank has also continued to experience a slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on the sales of completed properties. In fact, the construction loan portfolio has been the most impacted by the current environment. High priced single family homes are not selling and in some cases, the construction project is only partially completed and the builder has run out of money. Additionally, like many other community banks, we are experiencing growing difficulty resolving problem loans in a timely way in the traditional manner. Increased bankruptcy and foreclosure filings are overcrowding the court system, prolonging traditional foreclosure proceedings. As a result, it is now taking more than two years to foreclose, even in instances of vacant homes or commercial buildings, a sharp increase from previous years.

We are taking action
Against this backdrop, Hudson Valley made the carefully considered decision to accelerate the timetable for resolving problem loans. We undertook a thorough review of our loan portfolio led by the executive management of the Bank, and credit and asset recovery personnel, as well as the branch or relationship manager responsible for each loan. This was a comprehensive process in which every single non-performing loan in the portfolio, as well as certain performing loans, were re-reviewed and a specific approach to resolve each problem loan was developed. We are now taking a more multi-faceted approach to the workout process, expanding the number of options we consider in the disposal of problem assets. Management also proactively made the conservative decision to consider the impact of resolving some number of currently performing loans as these loans possessed similar characteristics to some non-performing loans.

The outcome of this process was a sharp increase in the loan loss provision and loan loss reserves as well as write downs in the value of a number of real estate and construction loans. The loan loss provision in the second quarter was $28.5 million, compared to $11.5 million in the 2009 second quarter. After net charge offs of $20.8 million versus $1.5 million for the comparable period last year, the allowance for loan losses is now $47.1 million compared to a year ago when it was $34.2 million. The allowance for loan losses is now 2.70% of total loans, compared to 1.91% at this time last year.

While we cannot control the pace of economic recovery, we can control the quality of our loan portfolio and that is where we have taken action. So while the timing of the workouts will be erratic, the process to resolution is in place. We have taken these aggressive steps to isolate the problems that had been overshadowing the Bank with the objective of improving the financial performance of the Company.

After the difficult actions of the second quarter, we believe that our loan portfolio is well collateralized, that we have an appropriate and effective strategy to aggressively address problem loans and that our loan loss reserves are adequate to cover the resolution of our problem loans. We believe that these prudent but difficult decisions will allow the Bank to get back to business; hiring relationship bankers, expanding service offerings, making quality loans and building customer relationships.

Positive indicators
At the same time that we took these actions, the basic business and metrics of the Bank continue to reaffirm the intrinsic value of Hudson Valley’s business model.

In the first six months of the year:

•	Total deposits increased by $238 million or 11%.

•	Our low cost of funds, 0.79%, is a cornerstone of our business model and remains one of the lowest in the industry.

•	Our net interest margin was 4.27%, one of the highest and most stable in the industry.

•	Efficiency ratio was 54.8%, among the best in the industry.

•	Liquidity and capital levels remain at very high levels, positioning the Company to take advantage of future growth opportunities while adequately absorbing current losses.

•	Tier 1 leverage capital ratio was 9.0%, almost twice the level of 5% that is considered “well capitalized” by banking regulatory standards.

We remain focused on our corporate strategy to be the bank of choice for middle market commercial customers and their principals, with a concentrated focus on specific targeted niches; entrepreneurs, professional service firms and not-for-profit organizations in the New York metropolitan area and lower Connecticut. Our targeted groups typically maintain high deposit levels and value our high level of service and our relationship style of banking.

Early response to our new loan program targeting multi-family residential buildings has been favorable. Multi-family lending has long been considered one of the safest of all types of commercial lending. Market demand in this sector remains relatively strong which, when combined with the Bank’s traditional industry-leading low cost of funds, provides a solid opportunity for Hudson Valley’s profitable participation. Our competitively priced and structured product is moving us closer to meeting our initial program goals.

We continue to search for and hire the highest quality relationship managers and bankers; new bankers are a vital source of new customer relationships that add to our deposit and loan base. We have expanded our branch network in New York and Connecticut to support and service these new customer relationships. Last year we opened three branches; Eastchester in Westchester County; Milford in New Haven County; and Stratford in Fairfield County. Our new Hutch Metro Center Branch is scheduled to open in the Bronx in October.

We also continue to evaluate and market new products, such as our state-of-the-art lock box program for property managers that was launched last year. Currently we are developing e-statements, foreign wire services and additional enhancements to our online banking system.

As a demonstration of our continued confidence in our business model, we declared a dividend of $0.10 per share payable in August. Our institution possesses a liquid balance sheet with a strong capital position and highly efficient operations resulting from our tradition of controlled expense growth. Because of our effective management of interest rate risk, the Bank is poised to benefit when interest rates do rise. We believe that remaining focused on our business plan, which has historically resulted in strong financial performance, positions us for renewed growth when the economy recovers.

Looking ahead
The theme of our 2009 Corporate Report was: “Vision, Focus, Execution, Value,” which we believe are the hallmarks of our past, present and future success, and aptly describe our approach to long-term growth and profitability. Our keen vision remains on who we are as a company—the premier middle market commercial bank in our markets; we stay focused on our role as a local community bank; and, we continue to execute our strategic long-term plans. As a result, we believe we will continue to provide value for our shareholders, our customers, our staff and the communities we serve now and in the future.

We are very grateful above all to our customers, staff, Directors, Business Development Board members, and all of our many friends for their continuing loyalty and support.

William E. Griffin
Chairman

James J. Landy
President &Chief Executive Officer